EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Crescent Banking Company

Jasper, Georgia

We consent to the incorporation by reference in the registration statements (Nos. 033-81037 and 333-08545) on Forms S-8 and (No. 333-52554) on Form S-3 of Crescent Banking Company and subsidiaries of our report dated March 17, 2005 with respect to the consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2004 annual report on Form 10-K of Crescent Banking Company.

/s/ Dixon Hughes PLLC

Atlanta, Georgia

March 28, 2005